Exhibit 99.1

FOR IMMEDIATE RELEASE Press Contact: Jeff Norman Extra Space Storage 801-365-1759 info@extraspace.com

Extra Space Storage Inc. Completes $1.15 Billion Senior Unsecured Credit Facility

SALT LAKE CITY – October 17, 2016 – Extra Space Storage Inc. (the “Company”) (NYSE: EXR) announced today that the Company completed $1.15 billion in unsecured bank financing through a senior unsecured credit facility consisting of a $500.0 million senior unsecured revolving credit facility, a $430.0 million senior unsecured five-year term loan and a $220.0 million senior unsecured seven-year term loan (the “Facility”), of which $300.0 million of the unsecured five-year term loan was drawn on October 14, 2016.

“The completion of this credit facility is a significant step in laddering our maturities, reducing our cost of debt, and diversifying our already solid balance sheet,” commented Scott Stubbs, Chief Financial Officer. “This facility will allow our company to continue its healthy growth trajectory. We are pleased with the continued support of our banking partners.”

U.S. Bank National Association, Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and PNC Capital Markets LLC were Joint Lead Arrangers and Joint Book Runners of the Facility. U.S. Bank National Association served as the Administrative Agent, Wells Fargo Bank, National Association, Bank of America, N.A. and PNC Bank, National Association served as Co-Syndication Agents, and TD Bank, PNC Bank, National Association, JP Morgan Chase Bank, N.A., Citibank, N.A., BBVA Compass Bank, Bank of Montreal and Bank of the West each served as Co-Documentation Agents and Morgan Stanley Bank, N.A. and Regions Bank served as Co-Senior Managing Agents.

The credit agreement provides the Company an option to increase capacity by an additional $350.0 million for a total of $1.5 billion. Pricing at closing will be an initial interest rate of LIBOR + 1.40% for the senior unsecured revolving credit facility, LIBOR + 1.35% for the senior unsecured five-year term loan and LIBOR + 1.70% for the senior unsecured seven-year term loan.

About Extra Space Storage Inc.

Extra Space Storage Inc., headquartered in Salt Lake City, is a fully integrated, self-administered and self-managed real estate investment trust. As of September 30, 2016, the Company owned and/or operated 1,421 self-storage properties in 38 states, Washington, D.C. and Puerto Rico. The Company’s properties comprise approximately 955,000 units and approximately 107 million square feet of rentable storage space offering customers conveniently located and secure storage units across the country, including boat storage, RV storage and business storage. The Company is the second largest owner and/or operator of self-storage properties in the United States and is the largest self-storage management company in the United States.

Forward Looking Statements:

Certain information set forth in this release contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements include statements concerning the Company’s growth trajectory and other statements concerning our plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions and other information that is not historical information. In some cases, forward-looking statements can be identified by terminology such as “believes,” “estimates,” “expects,” “may,” “will,” “should,” “anticipates,” or “intends,” or the negative of such terms or other comparable terminology, or by discussions of strategy. The Company may also make additional forward-looking statements from time to time. All such subsequent forward-looking statements, whether written or oral, by the Company or on its behalf, are also expressly qualified by these cautionary statements. There are a number of risks and uncertainties that could cause the Company’s actual results to differ materially from the forward-looking statements contained in or contemplated by this release. Any forward-looking statements should be considered in light of the risks referenced in the “Risk Factors” section included in the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Such factors include, but are not limited to:

•	adverse changes in general economic conditions, the real estate industry and the markets in which the Company operates;

•	the effect of competition from new and existing stores or other storage alternatives, which could cause rents and occupancy rates to decline;

•	difficulties in the Company’s ability to evaluate, finance, complete and integrate acquisitions and developments successfully and to lease up those stores, which could adversely affect the Company’s profitability;

•	potential liability for uninsured losses and environmental contamination;

•	the impact of the regulatory environment as well as national, state and local laws and regulations, including, without limitation, those governing real estate investment trusts (“REITs”), tenant reinsurance and other aspects of the Company’s business, which could adversely affect its results;

•	disruptions in credit and financial markets and resulting difficulties in raising capital or obtaining credit at reasonable rates or at all, which could impede the Company’s ability to grow;

•	the failure to effectively manage the Company’s growth and expansion into new markets or to successfully operate acquired stores and operations;

•	increased interest rates and operating costs;

•	reductions in asset valuations and related impairment charges;

•	the failure of the Company’s joint venture partners to fulfill their obligations to the Company or their pursuit of actions that are inconsistent with the Company’s objectives;

•	the failure to maintain REIT status for U.S. federal income tax purposes;

•	economic uncertainty due to the impact of war or terrorism, which could adversely affect the Company’s business plan; and

•	difficulties in the Company’s ability to attract and retain qualified personnel and management members.

All forward-looking statements are based upon the Company’s current expectations and various assumptions. The Company’s expectations, beliefs and projections are expressed in good faith and it believes there is a reasonable basis for them, but there can be no assurance that management’s expectations, beliefs and projections will be achieved. All forward-looking statements apply only as of the date made. The Company undertakes no obligation to publicly update or revise forward-looking statements which may be made to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

For more information, please visit www.extraspace.com.

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